Exhibit 99.2

February 7, 2023

By Email and Federal Express

Mr. Abbott Cooper

Founder and Managing Member

Driver Management Company LLC

250 Park Avenue, 7th Floor

New York, NY 10177

With a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

salsheimer@olshanlaw.com

Attention: Sebastian Alsheimer, Esq.

Re:	Request for Additional Information

Dear Mr. Cooper:

On December 30, 2022, Driver Opportunity Partners I LP (the “Nominating Stockholder”) notified the Company by letter (the “Nomination Notice”) of its intention to propose the nomination of Allison Ball and Lila I. Flores (together, the “Purported Nominees”) for election to the Board of Directors (the “Board”) of First Foundation Inc. (the “Company”) at the Company’s 2023 annual meeting of stockholders. Pursuant to Article II, Section 2.2(e) of the Company’s Bylaws, please provide the following information no later than the close of business on February 14, 2022:

1.	Please confirm whether Ms. Ball controls Hanover Technology Investment Management, an entity in which she is one of only two Investment Partners, and state the nature of her control.

2.	Please confirm whether Ms. Ball controls Accelerated Advisory Group, LLC, and describe the nature of her responsibilities.

3.	Please describe the nature of Ms. Flores’s responsibilities as an employee of Planatir Technologies Inc.

4.	Please provide the address of Planatir Technologies Inc.

February 7, 2023 Page 2

5.	Please describe the nature of Ms. Flores’s responsibilities as a Principal of CAZ Investments LP.

6.	Please confirm whether either or both of the Purported Nominees are owners or managers or representatives of Hell or High Ranch Water LLC, and describe the nature of their position(s).

7.	Please state the name of any entities which either of the Purported Nominees own or control, or confirm that there are none. For each entity, please state the entity’s name and address.

8.	Please state any entities (other than those discussed above) over which the Purported Nominees can exert significant influence, either directly or indirectly to the extent that the entity may be prevented from fully pursuing its own separate interests with regard to any transaction with the Company and its affiliates.

9.	Please provide the disclosure required by Item 404(a) of Regulation S-K with respect to any immediate family members of the Purported Nominees.

10.	Please provide the information required by Item 402 of Regulation S-K with respect to the Purported Nominees and their associates, or confirm that there is no such information to provide.

As part of our evaluation of the Nomination Notice and the Purported Nominees’ qualifications and fitness to serve, the Company would like to interview each Purported Nominee. To expedite the interview process, please provide the Purported Nominees’ availability for interviews with the Company over the next few weeks.

This letter is being sent on behalf of the Company, while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter, including, but not limited to, its right to request further information regarding the Purported Nominees. This letter is not and should not be interpreted to be confirmation or validation of the sufficiency, timeliness or adequacy of the Nomination Notice in any respect.

Please feel free to contact us with any questions. The Company’s management and the Board are and will remain open to engagement with the Nominating Stockholder. We will ensure that your input is always reviewed promptly and with due care and consideration.

*     *     *

February 7, 2023 Page 3

Very truly yours,

FIRST FOUNDATION INC.

/s/ C. Kelly Rentzel
C. Kelly Rentzel
Executive Vice President, General Counsel and Corporate Secretary

CC:	Sebastian Alsheimer, Esq., Olshan Frome Wolosky LLP
Allison Ball
Lila Flores